UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 24, 2014

Cyto Wave Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54907	46-0966343
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Spear Street
Suite 1100
San Francisco, CA 94105
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(415) 494-7850

N/A

Former name or former address

(if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed as exhibit 10.2 to the Company’s registration statement on Form 10, the Company has an exclusive license agreement (“Our License”), effective December 15, 2012, with the Board of Trustees of the University of Arkansas (“UofA”) acting on behalf of the University of Arkansas for Medical Sciences (“UAMS”) covering three patent applications.  In the normal course of events, the Company confirmed, on or about February 3, 2014, that a portion of one of the three licensed patent applications, U.S. Patent Application Serial No. 12/334,217, Device and Method for In Vivo Flow Cytometry Using the Detection of Photoacoustic Waves; UAMS ID No. 2008-16, had been rejected by the United States Patent and Trademark Office and U.S. Patent Application Serial No. 12/334,217 was then abandoned prior to the date of Our License.  The basis for the rejection was primarily that the rejected portion of the application had previously been published in a scientific journal by the inventor Prof. Vladimir Zharov, an employee of the UAMS, prior to the filing of the application and therefore was not patentable.  We continue to assess the significance of the impact of this event on the viability of Our License, but at this point we are continuing the development of our iV3 technology and products.  On January 17, 2014, the patent committee at UAMS approved the filing of a new patent application reflecting the changes to the photoacoustic technology that were made through continuing efforts after the three patents that were covered under Our License were filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTO WAVE TECHNOLOGIES INC.

Dated: February 24, 2014	By: /s/ George Yu
Name: George Yu
Title: President & CEO